As filed with the Securities and Exchange Commission on June 12, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO	POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 2-77752	Form S-8 Registration Statement No. 333-08087
POST-EFFECTIVE AMENDMENT NO. 1 TO	POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 33-10747	Form S-8 Registration Statement No. 333-42178
POST-EFFECTIVE AMENDMENT NO. 1 TO	POST-EFFECTIVE AMENDMENT NO. 2 TO
Form S-8 Registration Statement No. 33-24934	Form S-8 Registration Statement No. 333-53908
POST-EFFECTIVE AMENDMENT NO. 1 TO	POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 33-33018	Form S-8 Registration Statement No. 333-60839
POST-EFFECTIVE AMENDMENT NO. 1 TO	POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 33-46999	Form S-8 Registration Statement No. 333-74864
POST-EFFECTIVE AMENDMENT NO. 1 TO	POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 33-54403	Form S-8 Registration Statement No. 333-104264
POST-EFFECTIVE AMENDMENT NO. 1 TO	POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 33-54443	Form S-8 Registration Statement No. 333-122345
POST-EFFECTIVE AMENDMENT NO. 1 TO	POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 33-54555	Form S-8 Registration Statement No. 333-132462
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-08059

UNDER THE SECURITIES ACT OF 1933

Kinder Morgan, Inc.

(Exact name of registrant as specified in its charter)

Kansas	48-0290000
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

500 Dallas Street, Suite 1000

Houston, Texas  77002

(Address of registrant’s principal executive offices)

1982 Incentive Stock Option Plan

1982 Stock Option Plan for Non-Employee Directors

1986 Incentive Stock Option Plan

1988 Incentive Stock Option Plan

Employees Stock Purchase Plan

1992 Stock Option Plan For Non-Employee Directors

K N Energy, Inc. Profit Sharing And Savings Plan

K N Energy, Inc. Long-Term Incentive Plan

American Oil And Gas Corporation Stock Incentive Plan

K N Energy, Inc. 1992 Stock Option Plan For Nonemployee Directors

K N Energy, Inc. Long-Term Incentive Plan

Kinder Morgan, Inc. Savings Plan

Kinder Morgan, Inc. Amended and Restated 1999 Stock Option Plan

1994 K N Energy, Inc. Long-Term Incentive Plan

Kinder Morgan, Inc. Employees Stock Purchase Plan

Kinder Morgan, Inc. Non-Employee Directors Stock Awards Plan

Kinder Morgan, Inc. Foreign Subsidiary Employees Stock Purchase Plan

(Full title of Plan)

Joseph Listengart
500 Dallas Street, Suite 1000

Houston, Texas 77002

(713) 369-9000

(Name, address and telephone number of agent for service)

Copy to:

Gary W. Orloff

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas  77002-2770

Telephone: (713) 221-1306

Facsimile: (713) 221-2166

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements of Kinder Morgan, Inc. (the “Registrant”).

Registration Statement on Form S-8 (File No. 2-77752), pertaining to the registration of 285,000 shares of the Registrant’s common stock issuable under the Registrant’s 1982 Incentive Stock Option Plan and 1982 Stock Option Plan for Non-Employee Directors.

Registration Statement on Form S-8 (File No. 33-10747), pertaining to the registration of 275,000 shares of the Registrant’s common stock issuable under the Registrant’s 1986 Incentive Stock Option Plan.

Registration Statement on Form S-8 (File No. 33-24934), pertaining to the registration of 275,000 shares of the Registrant’s common stock issuable under the Registrant’s 1988 Incentive Stock Option Plan.

Registration Statement on Form S-8 (File No. 33-33018), pertaining to the registration of 600,000 shares of the Registrant’s common stock issuable under the Registrant’s Employees Stock Purchase Plan.

Registration Statement on Form S-8 (File No. 33-46999), pertaining to the registration of 100,000 shares of the Registrant’s common stock issuable under the Registrant’s 1992 Stock Option Plan For Non-Employee Directors.

Registration Statement on Form S-8 (File No. 33-54403), pertaining to the registration of 700,000 shares of the Registrant’s common stock issuable under the Registrant’s K N Energy, Inc. Profit Sharing and Savings Plan.

Registration Statement on Form S-8 (File No. 33-54443), pertaining to the registration of 700,000 shares of the Registrant’s common stock issuable under the Registrant’s K N Energy, Inc. Long-Term Incentive Plan.

Registration Statement on Form S-8 (File No. 33-54555), pertaining to the registration of 700,000 shares of the Registrant’s common stock issuable under the Registrant’s American Oil and Gas Corporation Stock Incentive Plan.

Registration Statement on Form S-8 (File No. 333-08059), pertaining to the registration of 200,000 shares of the Registrant’s common stock issuable under the Registrant’s K N Energy, Inc. 1992 Stock Option Plan For Nonemployee Directors.

Registration Statement on Form S-8 (File No. 333-08087), pertaining to the registration of 1,500,000 shares of the Registrant’s common stock issuable under the Registrant’s K N Energy, Inc. Long-Term Incentive Plan.

Registration Statement on Form S-8 (File No. 333-42178), pertaining to the registration of 6,000,000 shares of the Registrant’s common stock issuable under the Registrant’s Kinder Morgan, Inc. Savings Plan.

Registration Statement on Form S-8 (File No. 333-53908), pertaining to the registration of 10,500,000 shares of the Registrant’s common stock issuable under the Registrant’s Kinder Morgan, Inc. Amended and Restated 1999 Stock Option Plan.

Registration Statement on Form S-8 (File No. 333-60839), pertaining to the registration of 1,600,000 shares of the Registrant’s common stock issuable under the Registrant’s 1994 K N Energy, Inc. Long-Term Incentive Plan.

Registration Statement on Form S-8 (File No. 333-74864), pertaining to the registration of 500,000 shares of the Registrant’s common stock issuable under the Registrant’s 1992 Stock Option Plan For Non-Employee Directors.

Registration Statement on Form S-8 (File No. 333-104264), pertaining to the registration of 1,050,000 shares of the Registrant’s common stock issuable under the Registrant’s Kinder Morgan, Inc. Employees Stock Purchase Plan.

Registration Statement on Form S-8 (File No. 333-122345), pertaining to the registration of 500,000 shares of the Registrant’s common stock issuable under the Registrant’s Kinder Morgan, Inc. Non-Employee Directors Stock Awards Plan.

Registration Statement on Form S-8 (File No. 333-132462), pertaining to the registration of 1,000,000 shares of the Registrant’s common stock issuable under the Registrant’s Kinder Morgan, Inc. Foreign Subsidiary Employees Stock Purchase Plan.

The plans identified above are collectively referred to as the “Plans”.

On May 30, 2007, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among Knight Holdco LLC, a Delaware limited liability company (“Parent”), Knight Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Co”), Acquisition Co merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”). As a result of the Merger, the Registrant became a wholly-owned subsidiary of Parent. As provided in the Merger Agreement, each outstanding share of common stock of the Registrant (other than shares held in the treasury of the Registrant, shares owned by Parent or any wholly-owned subsidiary of Parent or the Registrant immediately prior to the effective time of the Merger or shares held by shareholders who properly exercised appraisal rights under Delaware law) was automatically converted into the right to receive $107.50 in cash, without interest.

In accordance with an undertaking made by the Registrant in the Registration Statements to remove by means of a post-effective amendment any shares of the Registrant’s common stock which remain unsold at the termination of the offering, the Registrant hereby de-registers any and all shares of common stock originally reserved for issuance under the Plans and registered under the Registration Statements listed above which remained unissued at the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 12th day of June, 2007.

KINDER MORGAN, INC.
(Registrant)

By:	/s/ Joseph Listengart
Name:	Joseph Listengart
Title:	Vice President and General Counsel